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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):
                                            February 3, 1997 (January 17, 1997)
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                              DeVlieg-Bullard, Inc.
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             (Exact name of registrant as specified in its charter)

            Delaware                    0-18198                62-1270573
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(State or other jurisdiction of       (Commission           (I.R.S. Employer
incorporation or organization)         File Number)         Identification No.)

     One Gorham Island, Westport, CT                              06880
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   (Address of principal executive offices)                     (Zip Code)

                                  203-221-8201
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              (Registrant's telephone number, including area code)





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ITEM 5. OTHER

ACQUISITION OF ASSETS AND INCREASE IN DEBT
On January 17, 1997, DeVlieg-Bullard, Inc. (the "Company") acquired substantially all of the assets of Mattison Technologies, Inc., a Rockford, Illinois-based machine tool company ("Mattison"), including intellectual property, parts inventory, accounts receivable and customer lists. The purchase price was $6.8 million, which consisted of $4.2 million in cash and a $2.6 million note, $1.6 million of which is secured by Mattison's accounts receivable. As the Mattison accounts receivable are collected, the Company is required to pay down the principal on the note. The remaining balance under the note is due January 7, 1998. The Mattison operations will be consolidated with the Services Group at the Company's Rockford, Illinois, facility.

In connection with this acquisition, the Company amended its senior credit facility to increase it to $40.0 million from the current $32.0 million. This facility now consists of a $30.0 million revolving credit agreement (up from $25.0 million) and $10.0 million in term loans (up from $8.0 million). Borrowings from the senior credit facility were used to finance the acquisition. The funding occurred on January 17, 1997, contemporaneously with the Company's completion of the acquisition of Mattison's assets.

The senior credit facility is secured by all of the Company's assets. Under the terms of the facility, the Company is required to comply with various operational and financial covenants, as defined, including (i) minimum net worth, (ii) interest coverage ratio, (iii) liabilities to net worth ratio, (iv) current ratio, (v) fixed charge coverage ratio and (vi) minimum earnings levels, as defined. In addition, the facility places limitations on the Company's ability to make capital expenditures and to pay dividends.

The maturity date for the senior credit facility has been extended to October 31, 2000. Amounts available under the revolving credit agreement are based upon a formula related to the Company's eligible accounts receivable and inventories. Interest on outstanding balances is payable monthly in arrears. Interest rates are based on the prime rate or alternative rates based on LIBOR.

In connection with the acquisition, two new term loans were provided and the maturity on the existing loans was extended. The $5 million term loan is now payable in 58 equal installments of $85,714 with the balance due August 31, 2000. The $3 million term loan is now payable in 36 equal installments of $83,333 through May 31, 1999. The third term loan of $2.0 million is due and payable on June 30, 1997. The fourth term loan of $1.5 million is payable in 45 equal installments of $33,333 commencing January 31, 1997 through October 31, 2000. Interest on the term loans is payable monthly. Interest rates are based on the prime rate or alternative rates based on LIBOR.

LITIGATION
The Company has settled the breach of contract suit against it (styled Watson Bowman Acme Corp. v. DeVlieg-Bullard Inc.) for $1.5 million, which represents a $700,000 reduction from the amount that was accrued in the first quarter of fiscal 1996. The Company had appealed the decision and was awaiting a trial date.


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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)      Exhibits:

2.1 Asset Purchase Agreement between Mattison Technologies, Inc. and DeVlieg-Bullard, Inc. dated December 18, 1996 (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this agreement are omitted, but will be provided supplementally to the Commission upon request).

2.2 Secured Promissory Note dated January 16, 1997 in the principal amount of $2,600,000 between Mattison Technologies, Inc., and DeVlieg-Bullard, Inc.




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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             DeVlieg-Bullard, Inc.
                                             (Registrant)



Date:  February 3, 1997                By:  /s/ Lawrence M. Murray
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                                             Vice President and Chief
                                             Financial Officer